Exhibit 99.1

AGTC Announces Financial Results and Business Update for the Quarter and

Fiscal Year Ended June 30, 2016

GAINESVILLE, Fla., and CAMBRIDGE, Mass., September 12, 2016 – Applied Genetic Technologies Corporation (NASDAQ: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare diseases, today announced financial results for the quarter ended June 30, 2016.

“Over the past year we’ve continued to make progress across our clinical programs and have remained focused on advancing novel gene-based therapies to improve the lives of patients affected by rare inherited diseases,” said Sue Washer, President and CEO of AGTC. “We are continuing to advance our lead product candidates for X-linked retinoschisis and achromatopsia, serious ocular indications that are caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments.”

Recent Highlights

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In June, the company announced that the European Commission (EC) granted an orphan medicinal product designation to its investigational gene therapy product candidate for the treatment of X-linked retinitis pigmentosa (XLRP) caused by mutations in the RPGR gene.  The company had previously been granted orphan drug designation from the EC and the U.S. Food and Drug Administration (FDA) for its gene therapy product candidates for the treatments of X-linked retinoschisis (XLRS) and achromatopsia (ACHM) caused by mutations in the CNGA3 and CNGB3 genes.

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In August, the company and the Medical College of Wisconsin announced that data from their studies evaluating the density of cone photoreceptors in patients with ACHM caused by mutations in the CNGB3 gene were published in Investigative Ophthalmology and Visual Science.

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Also in August, Anne M. VanLent was appointed to the company's Board of Directors and elected Chairperson of the Audit Committee.  Ms. VanLent is an industry veteran with more than 30 years of financial and healthcare leadership experience.

Clinical Trial Updates

XLRS Phase 1/2 Trial

AGTC is currently enrolling patients in a Phase 1/2 clinical trial for XLRS, a program on which the company is collaborating with Biogen.  The clinical protocol anticipates enrollment of up to 27 patients.  This trial is currently being conducted at six clinical sites that specialize in inherited retinal diseases.  As of August 2016, the company had enrolled a total of eight patients, six of whom are in the lowest dose level group and two are in the middle dose level group.

The primary endpoint of this trial is safety and safety data to date has shown that the XLRS product candidate has been generally well tolerated.  AGTC has observed mild to moderate ocular inflammation in the majority of patients which resolved either without treatment or after treatment with topical or oral corticosteroids.

Enrollment in the study has been slower than planned.  Delays resulted from patients not meeting one or more eligibility criteria and as a result, the company has taken steps to increase the number of clinical sites and to enhance its outreach programs.  The company made a protocol amendment to include the use of prophylactic corticosteroids that required further institutional review board approvals.    Vendor errors required the company to re-test the study agent for a process component.  Upon re-testing, the study agent met all specifications and the company now has several backup vendors as well as internal testing capabilities. The company believes it has resolved these factors in order to meet its future enrollment goals and is executing on a plan to complete the trial expeditiously.

The company is measuring a wide range of secondary endpoints that might provide early indications of potential efficacy and help to design a subsequent trial. The company has not observed any significant improvements in secondary endpoints in the six patients treated at the lowest dose level group.   The company does not expect to report further data on the XLRS study this year, but intends to provide quarterly updates on its patient enrollment.

ACHMB3 Phase 1/2 Trial

The company’s Phase 1/2 ACHM clinical trial is being conducted at four sites that specialize in inherited retinal diseases, and an additional site is performing advanced optical testing on every patient.  Two patients are currently enrolled in the trial which is a lower number than the company had planned to report on at this point in the study.  The slower-than-expected enrollment was due to vendor errors identified during testing of the study agent, which resulted in a delay to the initiation of the trial.  As a first–in-man study, the company’s internal and external teams are monitoring these first two patients very carefully over time in order to meet the primary objective of patient safety, before proceeding with further study enrollment involving a larger number of patients.  As with the XLRS program, the company intends to provide quarterly updates on its patient enrollment for ACHM, and will release results when it has sufficient data to draw meaningful conclusions.

Pre-clinical programs and research

For its ACHM CNGA3 product candidate, the company expects to submit an Investigational New Drug application (IND) by the end of this year.  The company has completed all of the pre-clinical IND-enabling studies, has finished producing the study agent, and all study agent characterization tests are on-going.  Once the IND has cleared the FDA and individual sites internal review boards, the company anticipates enrolling up to 24 ACHM CNGA3 patients in a Phase 1/2 clinical trial.  The study design will be similar to that of the ACHM CNGB3 study.

In the XLRP program, another on which the company is collaborating with Biogen, the company is currently conducting IND-enabling toxicology studies.  A dose range finding study of the company’s XLRP product candidate in dogs demonstrated expression of the RPGR protein in photoreceptors and improvement in structural and functional parameters associated with disease progression in this model.  The company expects to file an IND for XLRP in 2017.

The company is also developing treatments for three additional indications, in collaboration with Biogen, which are all in the discovery phase, and continues to evaluate other indications in order to select those most appropriate for addition to its longer-term product development pipeline.  As an example, in January of this year, the company announced its research efforts in Blue Cone Monochromacy, a rare genetic disease of the retina that can result in reduced visual acuity, impaired color vision, photosensitivity, myopia and infantile-onset nystagmus.

Financial Results for the Quarter Ended June 30, 2016

Total revenue for the three months ended June 30, 2016 was $12.1 million compared to $713,000 generated during the same period in 2015.  Revenue recorded during the three months ended June 30, 2016 resulted primarily from the amortization of upfront fees received under the company’s collaboration with Biogen.

Research and development expense for the three months ended June 30, 2016 increased by $701,000 to $6.8 million compared to the same period in 2015.  The year-over-year increase was primarily a result of higher employee-related and share-based compensation costs from the hiring of additional employees to support the company’s increased level of research and development activity.

General and administrative expense for the three months ended June 30, 2016 increased by $182,000 to $2.9 million compared to the same period in 2015. The year-over-year increase was a result of higher employee-related costs, share-based compensation expense, and other operating costs directly attributable to the company’s continued expansion, partially offset by lower legal and professional fees.

For the three months ended June 30, 2016, the company recorded net income of $2.7 million, compared to a net loss of $7.96 million in the same period of 2015.

Financial Results for the Fiscal Year Ended June 30, 2016

Total revenue for the fiscal year ended June 30, 2016 was $47.4 million compared to $2.4 million generated during the same period in 2015.  The increase was largely driven by revenue generated from the collaboration with Biogen, primarily comprised of the amortization of upfront fees and $5.0 million of milestone revenue that was earned during the fiscal year following achievement of an XLRS patient enrollment-based milestone under the terms of that collaboration agreement.

Research and development expense for the fiscal year ended June 30, 2016 increased by $20.7 million to $38.9 million compared to the same period in 2015, driven largely by the $12.0 million of incremental costs associated with the collaboration arrangement with Biogen.  Also contributing to the higher research and development expense were increased fees associated with licenses and milestones that were largely driven by new collaborative arrangements entered into with external partners, combined with higher milestone payments to our research partners associated with the clinical development of our product candidates.  In addition, employee-related and share-based compensation costs also increased year-over-year due primarily to the hiring of additional employees to support this increased level of research and development activity and the impact of new share-based incentives awarded during fiscal year 2016.

General and administrative expense for the fiscal year ended June 30, 2016 increased by $1.8 million to $10.6 million compared to the same period in 2015.  The increase was primarily driven by the hiring of additional employees, which resulted in higher share-based compensation and other employee-related costs.  Other administrative expenses were also higher compared to 2015 due primarily to ongoing expansion and the increasing costs of operating as a publicly-traded company.  The impact of these incremental costs was partially offset by decreased legal and professional fees.

During the fiscal year ended June 30, 2016, the company reported a net loss of $1.4 million, compared to a net loss of $24.3 million during the same period in 2015.

At June 30, 2016, the company's cash, cash equivalents and investments amounted to $172.7 million.  The company believes that these cash, cash equivalents and investments will be sufficient to enable it to advance planned preclinical studies and clinical trials for its lead product candidates for at least the next two years.

Conference Call and Webcast

AGTC will host a conference call and webcast to discuss fourth quarter and fiscal year 2016 financial results today at 5:00 p.m. (ET).  To access the call, dial 866-565-7742 (US) or 614-999-1914 (outside of the US). The passcode is 74653633. A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events.cfm. Please log in approximately 10 minutes prior to the scheduled start time.

The archived webcast will be available in the Events and Presentations section of the company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases, with an initial focus in ophthalmology. AGTC's lead product candidates are designed to treat inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments.

AGTC's product pipeline includes six named ophthalmology development programs across five targets (X-linked retinoschisis (XLRS), X-linked retinitis pigmentosa (XLRP), achromatopsia, wet age-related macular degeneration and blue cone monochromacy), two non-ophthalmology programs (alpha-1 antitrypsin deficiency and adrenoleukodystrophy) and AGTC is continuing to develop early research studies in additional indications.  The company is also exploring genetic defects in cells in the inner ear that lead to deafness and expects to advance several product candidates into development within the next few years. AGTC employs a highly targeted approach to selecting and designing its product candidates, choosing to develop therapies for indications having high unmet medical need, clinical feasibility and commercial potential. AGTC has a significant intellectual property portfolio and extensive expertise in the design of gene therapy products including capsids, promoters and expression cassettes, as well as, expertise in the formulation, manufacture and physical delivery of gene therapy products.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

ACHM is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity, extreme light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by ACHM, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. These statements relate to a variety of matters, including but not limited to, the anticipated enrollment of patients in clinical trials, ability to control vendor errors, patient responses to our gene therapy products, adjustment of treatment based on patient responses and progress of research such as IND enabling studies. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors, which include, but are not limited to, the following: no gene therapy products have been approved in the United States and AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate; AGTC relies on third parties to conduct research, conduct, supervise and monitor its clinical trials and to conduct certain aspects of its product manufacturing and protocol development; and increased regulatory scrutiny of gene therapy and genetic research could damage public perception of AGTC's product candidates or adversely affect AGTC's ability to conduct its business. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading "Item 1A—Risk Factors" in AGTC's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, AGTC assumes no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

BALANCE SHEETS

	June 30,	June 30,
In thousands, except per share data	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$28,868	$39,187
Investments	69,664	22,454
Grants receivable	954	883
Prepaid and other current assets	3,089	1,608
Total current assets	102,575	64,132
Investments	74,183	23,629
Property and equipment, net	2,627	478
Intangible assets, net	1,321	1,448
Grants receivable and other assets	91	487
Total assets	$180,797	$90,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,331	$1,191
Accrued and other liabilities	6,514	3,451
Deferred revenue	46,898	—
Total current liabilities	54,743	4,642
Deferred revenue, net of current portion	16,766	—
Total liabilities	71,509	4,642
Stockholders' equity:
Common stock, par value $.001 per share, 150,000 shares authorized; 18,053 and 16,491 shares issued; 18,048 and 16,476 shares outstanding at June 30, 2016 and June 30, 2015, respectively	18	16
Additional paid-in capital	199,303	174,168
Accumulated deficit	(90,033)	(88,652)
Total stockholders' equity	109,288	85,532
Total liabilities and stockholders' equity	$180,797	$90,174

APPLIED GENETIC TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

	(Unaudited)
	For the Three Months Ended June 30,		For the Year Ended June 30,
In thousands, except per share amounts	2016	2015	2016	2015
Revenue:
Collaboration revenue	$12,034	$—	$46,751	$—
Grant and other revenue	79	713	610	2,354
Total revenue	12,113	713	47,361	2,354
Operating expenses:
Research and development	6,756	6,055	38,864	18,118
General and administrative	2,870	2,688	10,586	8,768
Total operating expenses	9,626	8,743	49,450	26,886
Income (loss) from operations	2,487	(8,030)	(2,089)	(24,532)
Other income (expense):
Investment income, net	244	69	711	216
Other Expense	(3)	—	(3)	(2)
Total other income (expense), net	241	69	708	214
Net income (loss)	$2,728	$(7,961)	$(1,381)	$(24,318)
Net loss per share, basic and diluted	$0.15	$(0.48)	$(0.08)	$(1.50)
Weighted average shares outstanding - basic	18,038	16,476	17,810	16,253
Weighted average shares outstanding - diluted	18,451	16,476	17,810	16,253

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com